Exhibit 99.1

CytomX Therapeutics Announces First Quarter 2025 Financial Results and Provides

Business Update

- Announced Positive Interim Data From Ongoing Phase 1 Dose Escalation Study of EpCAM

Antibody Drug Conjugate (CX-2051) in Patients with Advanced Colorectal Cancer (CRC) -

- Initiated CX-2051 Phase 1 dose expansions at 7.2 mg/kg, 8.6 mg/kg, and 10 mg/kg doses.

Additional CX-2051 Phase 1 data update expected by Q1 2026 -

- Planning CX-2051 Phase 2 study initiation in 1H 2026 -

- CX-801 (PROBODY® Interferon alpha-2b) Phase 1a translational data in advanced melanoma expected in 2H 2025 -

- Company to host conference call today at 8 a.m. EST / 5 a.m. PST -

SOUTH SAN FRANCISCO, Calif., May 12, 2025 – CytomX Therapeutics, Inc. (Nasdaq: CTMX), a leader in the field of masked, conditionally activated biologics, today announced first quarter 2025 financial results and provided a business update.

“Our positive interim clinical results announced today for CX-2051 in advanced colorectal cancer are highly encouraging and provide a significant opportunity for CytomX. As an EpCAM-directed ADC, CX-2051 was intentionally designed to address the high unmet need in CRC. CX-2051 remains the Company’s top strategic priority and is positioned to rapidly advance towards later stage development. Just one year into the clinic, CX-2051 dose expansions are already in progress with a goal to initiate a Phase 2 study in advanced CRC in the first half of 2026. This excellent progress underscores the intense focus of the CytomX team on diligent execution for the benefit of the patients we serve,” said Sean McCarthy, D.Phil., chief executive officer and chairman of CytomX.

Pipeline Program Updates:

CX-2051 (EpCAM PROBODY Topo-1 ADC)

•	Announced positive interim data from ongoing Phase 1 dose escalation study of EpCAM Antibody Drug Conjugate (CX-2051) candidate in patients with advanced colorectal cancer (CRC).

•	Initiated CX-2051 dose expansions at the 7.2 mg/kg, 8.6 mg/kg, and 10 mg/kg doses, administered every three weeks (Q3W).

•	Phase 1 data update in advanced CRC in at least 70 patients is expected to be presented by Q1 2026.

•	Planning Phase 2 study initiation in 1H 2026

CX-801 (PROBODY Interferon alpha-2b)

•	Phase 1 dose escalation continues with a focused early development strategy in metastatic melanoma and with the goal of initiating combination therapy with CX-801 and KEYTRUDA® in 2025.

•	The Phase 1 study is currently in the fourth monotherapy dose escalation cohort where the dose of CX-801 exceeds the approved dose of the unmasked peginterferon alfa-2b (SYLATRON™)[1].

•	Initial Phase 1a translational and biomarker data in advanced melanoma is expected in the second half of 2025.

KEYTRUDA® is a registered trademark of Merck Sharp & Dohme LLC, a subsidiary of Merck & Co., Inc., Rahway, NJ, USA

Corporate and Financial:

•	Financial:

•

Focused clinical development priorities and cost reductions implemented in Q1 2025 have extended the Company’s cash runway into the second quarter of 2026. CytomX ended the first quarter of 2025 with $79.9 million of cash, cash equivalents and investments.

•	Research collaborations:

•	Milestone achieved in Astellas T-cell engager collaboration: In February 2025, Astellas advanced the second program to GLP toxicology studies, triggering a $5.0 million milestone payment to CytomX.

•

Presented preclinical data for mRNA encoded masked IL-12 molecule in collaboration with Moderna at AACR Annual Meeting showing potent anti-tumor activity with significantly enhanced tolerability vs. unmasked IL-12 molecule.

•

Multiple drug discovery programs continue across our research collaborations with a focus on T-cell engagers. CytomX has research collaborations with Bristol Myers Squibb, Amgen, Astellas, Regeneron, and Moderna.

First Quarter 2025 Financial Results:

Cash, cash equivalents and investments totaled $79.9 million as of March 31, 2025, compared to $100.6 million as of December 31, 2024.

Total revenue was $50.9 million for the quarter ended March 31, 2025, compared to $41.5 million for the quarter ended March 31, 2024. The increase in revenue was driven primarily by a higher percentage of completion for research programs in the Bristol Myers Squibb collaboration and the acceleration of revenue recognition in the Amgen collaboration due to the decision to not further develop the CX-904 program, partially offset by lower Astellas milestones and Moderna revenue.

Total operating expense in the first quarter of 2025 was $28.3 million compared to $29.8 million in the first quarter of 2024, a decrease of $1.5 million. Operating expenses in the first quarter of 2025 included $2.9 million of one-time expenses related to the Company’s January 2025 restructuring.

Research and development expenses were $18.9 million for the three months ended March 31, 2025, a decrease of $3.2 million compared to the corresponding period of 2024. Reduced research and development expenses were primarily due to reduced pre-clinical activities in wholly owned and partnered programs and decreased manufacturing activities for CX-801, partially offset by increased clinical trial activities related to CX-2051 and CX-801, and $1.8 million of restructuring expenses.

General and administrative expenses were $9.4 million for the three months ended March 31, 2025, an increase of $1.7 million compared to the corresponding period of 2024. The increase in general and administrative expenses was primarily driven by $1.1 million of restructuring expenses as well as other personnel-related expenses.

[1]	SYLATRON Prescribing Information

About CytomX Therapeutics

CytomX is a clinical-stage, oncology-focused biopharmaceutical company focused on developing novel conditionally activated, masked biologics designed to be localized to the tumor microenvironment. By pioneering a novel pipeline of localized biologics, powered by its PROBODY® therapeutic platform, CytomX’s vision is to create safer, more effective therapies for the treatment of cancer. CytomX’s robust and differentiated pipeline comprises therapeutic candidates across multiple treatment modalities including antibody-drug conjugates (ADCs), T-cell engagers, and immune modulators such as cytokines. CytomX’s clinical-stage pipeline includes CX-2051 and CX-801. CX-2051 is a masked, conditionally activated ADC directed toward epithelial cell adhesion molecule (EpCAM), armed with a topoisomerase-1 inhibitor payload. CX-2051 has potential applicability across multiple EpCAM-expressing epithelial cancers, including CRC, and was discovered in collaboration with ImmunoGen. CX-801 is a masked interferon alpha-2b PROBODY® cytokine with broad potential applicability in traditionally immuno-oncology sensitive as well as insensitive (cold) tumors. CytomX has established strategic collaborations with multiple leaders in oncology, including Amgen, Astellas, Bristol Myers Squibb, Regeneron and Moderna. For more information about CytomX and how it is working to make conditionally activated treatments the new standard-of-care in the fight against cancer, visit www.cytomx.com and follow us on LinkedIn and X (formerly Twitter).

CytomX Therapeutics Forward-Looking Statements

This press release includes forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that are difficult to predict, may be beyond our control, and may cause the actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied in such statements, including those related to CX-2051. Accordingly, you should not rely on any of these forward-looking statements, including those relating to the potential benefits, safety and efficacy or progress of CytomX’s or any of its collaborative partners’ product candidates, including CX-2051 and CX-801, the potential benefits or applications of CytomX’s PROBODY® therapeutic platform, CytomX’s or its collaborative partners’ ability to develop and advance product candidates into and successfully complete clinical trials, including the ongoing and planned clinical trials of CX-2051 and CX-801 and the timing of initial and ongoing data availability for our clinical trials, including CX-2051 and CX-801, and other development milestones. Risks and uncertainties that contribute to the uncertain nature of the forward-looking statements include: the unproven nature of CytomX’s novel PROBODY® therapeutic technology; uncertainties around the Company’s ability to raise sufficient funds to carry out its planned research and development; CytomX’s clinical trial product candidates are in the initial stages of clinical development and its other product candidates are currently in preclinical development, and the process by which preclinical and clinical development could potentially lead to an approved product is long and subject to significant risks and uncertainties, including the possibility that the results of preclinical research and early clinical trials, including initial CX-2051 results, may not be predictive of future results; the possibility that CytomX’s clinical trials will not be successful; the possibility that current preclinical research may not result in additional product candidates; CytomX’s dependence on the success of CX-2051 and CX-801; CytomX’s reliance on third parties for the manufacture of the Company’s product candidates; possible regulatory developments in the United States and foreign countries, including China and the European Union; and the risk that we may incur higher costs than expected for research and development or unexpected costs and expenses or may not obtain expected savings from our announced restructuring. Additional applicable risks and uncertainties include those relating to our preclinical research and development, clinical development, and other risks identified under the heading “Risk Factors” included in CytomX’s Quarterly Report on Form 10-Q filed with the SEC on May 12, 2025. The forward-looking statements contained in this press release are based on information currently available to CytomX and speak only as of the date on which they are made. CytomX does not undertake and specifically disclaims any obligation to update any forward-looking statements, whether as a result of any new information, future events, changed circumstances or otherwise.

PROBODY is a U.S. registered trademark of CytomX Therapeutics, Inc. All other trademarks are the properties of their respective owners.

Company Contact:

Chris Ogden

SVP, Chief Financial Officer

cogden@cytomx.com

Investor Contact:

Precision AQ (formerly Stern Investor Relations)

Stephanie Ascher

Stephanie.Ascher@precisionaq.com

Media Contact:

Redhouse Communications

Teri Dahlman

teri@redhousecomms.com

CYTOMX THERAPEUTICS, INC.

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended March 31,
	2025	2024
Revenues	$50,917	$41,463
Operating expenses:
Research and development	18,868	22,052
General and administrative	9,428	7,754

Total operating expenses	28,296	29,806

Income from operations	22,621	11,657
Interest income	955	2,194
Other (expense) income, net	11	(11)

Income before income taxes	23,587	13,840
Provision for income taxes	62	49

Net Income	23,525	13,791
Other comprehensive income (loss):
Unrealized loss on investments, net of tax	(28)	(105)

Total comprehensive income	$23,497	$13,686

Net income per share:
Basic	$0.27	$0.17

Diluted	$0.27	$0.17

Shares used to compute net income per share
Basic	87,121,502	82,029,466

Diluted	87,150,666	82,630,020

CYTOMX THERAPEUTICS, INC.

CONDENSED BALANCE SHEETS

(in thousands)

	March 31, 2025	December 31, 2024
	(unaudited)	(1)
Assets
Current assets:
Cash and cash equivalents	$47,604	$38,052
Short-term investments	32,282	62,571
Accounts receivable	1,956	3,103
Prepaid expenses and other current assets	4,786	3,579

Total current assets	86,628	107,305
Property and equipment, net	2,229	2,467
Intangible assets, net	547	583
Goodwill	949	949
Restricted cash	1,028	1,027
Operating lease right-of-use asset	7,055	8,136
Other assets	61	66

Total assets	$98,497	$120,533

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$276	$1,088
Accrued liabilities	11,406	12,338
Operating lease liabilities - short term	5,293	5,145
Deferred revenue, current portion	33,226	67,201

Total current liabilities	50,201	85,772
Deferred revenue, net of current portion	16,214	26,862
Operating lease liabilities - long term	2,856	4,240
Other long term liabilities	4,177	4,115

Total liabilities	73,448	120,989
Commitments and contingencies
Stockholders’ equity (deficit):
Convertible preferred stock	—	—
Common stock	1	1
Additional paid-in capital	693,103	691,095
Accumulated other comprehensive (loss) income	(1)	27
Accumulated deficit	(668,054)	(691,579)

Total stockholders’ equity (deficit)	25,049	(456)

Total liabilities and stockholders’ equity (deficit)	$98,497	$120,533

(1)	The condensed balance sheet as of December 31, 2024 was derived from the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.